Exhibit 5.1

345 Park Avenue New York, NY 10154	Direct Main Fax	212.407.4000 212.407.4000 212.407.4000

September 12, 2025

XBP Global Holdings, Inc.

6641 N. Belt Line Road, Suite 100

Irving, Texas 75061

Ladies and Gentlemen:

We have served as counsel to XBP Global Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), registering the issuance of 11,751,597 shares of common stock, par value $0.0001 per share (the “Shares”), of the Company issuable pursuant to the Company’s 2024 Equity Incentive Plan (the “Equity Incentive Plan”).

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s third amended and restated certificate of incorporation, as amended, (ii) the Company’s second amended and restated bylaws, and (iii) the Registration Statement, including all exhibits filed therewith, and have also examined and relied upon minutes of meetings and/or resolutions of the board of directors of the Company as provided to us by the Company, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized by the Company, and when issued and delivered pursuant to and in accordance with the terms of the Equity Incentive Plan, and the awards granted under the Equity Incentive Plan, will be validly issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

Los Angeles New York Chicago Nashville Washington, DC San Francisco Beijing Hong Kong www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.